                                                                    EXHIBIT 10.1


                  TAX DISAFFILIATION AGREEMENT dated as of November 5, 1999, by and between HARRIS CORPORATION, a Delaware corporation ("Harris"), and LANIER WORLDWIDE, INC., a Delaware corporation ("Lanier").

                                    RECITALS

                  A. Lanier is a first tier subsidiary of Harris.

                  B. Harris is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which currently files consolidated Federal income Tax Returns.

                  C. Pursuant to the Agreement and Plan of Distribution dated October 22, 1999 by and between Harris and Lanier (the "Distribution Agreement"), Harris will distribute to the holders of its Common Stock approximately 90% of the outstanding shares of the Common Stock of Lanier (the "Distribution").

                  D. Harris and Lanier intend that the Distribution will qualify as a distribution described in Section 355 of the Code and will not result in the recognition of any taxable gain or income to Harris, Lanier or any shareholder of Harris or Lanier (except to the extent of cash received for any fractional share interest in Lanier stock and any deferred intercompany gain).

                  E. From and after Date of the Distribution, Lanier will cease to be a member of the Harris affiliated group for Federal income tax purposes.

                  F. Harris and Lanier desire on behalf of themselves, their subsidiaries and their successors to set forth their rights and obligations with respect to taxes due for periods before and after the Distribution.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   Article I

                                  Definitions

                  For the purposes of this Agreement:

                  1.01 "Affiliate" shall mean any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with a specified Person.

                  1.02 "Agreement" shall mean this Tax Disaffiliation Agreement dated November 5, 1999 between Harris and Lanier as the same may be amended from time to time.

                  1.03 "Applicable Federal Rate" shall have the meaning set forth in Section 1274(d) of the Code, compounded quarterly.

                  1.04 "Claim" shall have the meaning set forth in Section 5.03(a).

                  1.05 "Code" shall have the meaning set forth in paragraph B of the recitals.

                  1.06 "Control" or "Controlled" shall mean, with respect to any Person, the presence of one of the following: (i) the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% (by vote or value) of the capital or voting stock (or other ownership or voting interest, if not a corporation) of such Person or (ii) the ability, directly or indirectly, to direct the voting of a majority of the directors of such Person's board of directors or, if the Person does not have a board of directors, a majority of the positions on any similar body, whether through appointment, voting agreement or otherwise.

                  1.07 "Controlling Party" shall have the meaning set forth in
Section 5.01.

                  1.08 "Corporate Restructuring Transactions" shall have the meaning set forth in the Distribution Agreement.

                  1.09 "Date of Distribution" shall mean the Distribution Date specified in the Distribution Agreement.

                  1.10 "Distribution" shall have the meaning set forth in paragraph C of the recitals.

                  1.11 "Distribution Agreement" shall have the meaning set forth in paragraph C of the recitals.

                  1.12 "Final Determination" shall mean with respect to any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement whether or not entered into under Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

                  1.13 "Fiscal Year 1999" shall mean the period beginning July 4, 1998 and ending July 2, 1999.

                  1.14 "Fiscal Year 2000" shall mean the period beginning July 3, 1999 and ending July 1, 2000.

                  1.15 "Fiscal Year 2000 Stub Period" shall mean the period beginning July 3, 1999 and ending on or after the Date of Distribution.

                  1.16 "Form 10" shall mean the registration statement (including the related information statement) relating to the spinoff of Lanier Worldwide, Inc. from

Harris Corporation on Form 10, as made effective by the Securities and Exchange Commission.

                  1.17 "Harris" shall have the meaning set forth in the preamble to this Agreement.

                  1.18 "Harris Group" shall mean, for any period, Harris and its then Subsidiaries other than members of the Lanier Group as hereinafter defined, and shall also mean the historical activities of Harris previously carried on by other Lanier Subsidiaries.

                  1.19 "Harris Tainting Act" shall mean (a) any breach of any written representation or covenant relating to the qualification of the Distribution as a distribution described in Section 355 of the Code which is given by Harris in connection with the tax opinion of Sullivan & Cromwell described beginning on Page 17 of Form 10, or (b) any action or actions of or involving any Person (other than Lanier or any Person that is an Affiliate of Lanier immediately before or immediately after such action or actions), or any omission or omissions of any Person (other than Lanier or any Person that is an Affiliate of Lanier immediately before or immediately after such omission or omissions), of an action or actions available to it, after the Date of the Distribution, if such breach, action or omission described in (a) or (b) contributes to a Final Determination that the Distribution results in the recognition of gain to Harris by virtue of (i) the Distribution failing to qualify as a distribution described in Section 355 of the Code, (ii) any stock or securities of Lanier failing to qualify as "qualified property" within the meaning of Section 355(c)(2) of the Code, or (iii) the application of Section 355(e) of the Code to the Distribution.

                  1.20 "Indemnitor" shall have the meaning set forth in Section 5.02.

                  1.21 "IRS" shall have the meaning set forth in Section
5.03(a).

                  1.22 "Lanier" shall have the meaning set forth in the preamble to this Agreement.

                  1.23 "Lanier Group" shall mean, for any period, Lanier and its then Subsidiaries (if any), and shall also mean the historical activities of Lanier previously carried on by other Harris Subsidiaries.

                  1.24 "Lanier Tainting Act" means (a) any breach of any written representation or covenant relating to the qualification of the Distribution as a distribution described in Section 355 of the Code which is given by Lanier in connection with the tax opinion of Sullivan & Cromwell described beginning on page 17 of Form 10, or (b) any action or actions of or involving any Person (other than Harris or any Person that is an Affiliate of Harris immediately before or immediately after such action or actions), or any omission or omissions of any Person (other than Harris or any Person that is an Affiliate of Harris immediately before or immediately after such omission or omissions), of an action or actions available to it, after the Date of Distribution, if such breach, action or omission described in (a) or (b) contributes to a Final Determination that the Distribution results in the recognition of gain to Harris by virtue of (i) the Distribution failing to qualify as a distribution described in Section 355 of the Code, (ii) any stock or securities of Lanier failing to qualify as "qualified property" within the meaning of Section 355(c)(2) of the Code, or (iii) the application of Section 355(e) of the Code to the Distribution.

                  1.25 "Period After Distribution" shall mean any taxable year or other taxable period beginning on or after the Date of Distribution and, in the case of any taxable year or other taxable period that begins before and ends after the Date of Distribution, that part of the taxable year or other taxable period that begins after the close of the Date of Distribution.

                  1.26 "Period Before Distribution" shall mean any taxable year or other taxable period that ends on or before the Date of Distribution and, in the case of any taxable year or other taxable period that begins before and ends after the Date of Distribution, that part of the taxable year or other taxable period through the close of the Date of Distribution.

                  1.27 "Person" shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

                  1.28 "Restructuring Taxes" means any taxes resulting from the Corporate Restructuring Transactions, including, but not limited to, any taxes imposed pursuant to or as a result of Section 311 of the Code or Section 1.1502-13 of the Treasury Regulations (and any applicable similar federal, state, local or foreign taxes, together with related interest, penalties and additions to tax), but excluding any taxes imposed as a result of a Final Determination that the Distribution failed to meet the requirements of Section 355 of the Code for nonrecognition of gain by Harris.

                  1.29 "Subsidiary" shall mean a corporation, limited liability company, partnership, joint venture or other business entity if 50% or more of the outstanding equity or voting power of such entity is owned directly or indirectly by the corporation with respect to which such term is used. In determining whether a Subsidiary is a Subsidiary of Lanier or Harris for any period, Lanier shall not be a Subsidiary of Harris and any Subsidiary of Lanier and any Subsidiary of Harris which is engaged in a Lanier business shall be a Subsidiary of Lanier, not Harris, for such period.

                  1.30 "tax" or "taxes" whether used in the form of a noun or adjective, shall mean all forms of taxation, whenever created or imposed, including, but not limited to, taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property (tangible or intangible), real property, ad-valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature whether imposed by a nation, locality, municipality, government, state, federation, or other governmental body (a "Taxing Authority"). Whenever the term "tax" or "taxes" is used (including, without limitation, in the context of any duty to reimburse another party or indemnify for taxes or refunds or credits of taxes) it shall include penalties, fines, additions to tax and interest thereon.

                  1.31 "Taxing Authority" shall have the meaning set forth in
Section 1.30.

                  1.32 "Tax Returns" shall mean all reports, returns, information statements, questionnaires or other documents required to be filed or that may be filed for any period with any Taxing Authority (whether domestic or foreign) in connection with any tax or taxes (whether domestic or foreign).

                                   Article II

             Tax Returns, Tax Payments and Tax Sharing Obligations

                  2.01 Obligations to File Tax Returns. Harris shall timely file or cause to be filed all Tax Returns with respect to the Lanier Group that
(a) are required to be filed and are due before the Date of Distribution or (b) are for either Fiscal Year 1999 or the Fiscal Year 2000 Stub Period, and are filed on a consolidated, combined or unitary basis and include Lanier or any of its Subsidiaries with Harris or any of its Subsidiaries. Lanier shall timely file or cause to be timely filed any other Tax Return with respect to the Lanier Group.

                  2.02 Obligation to Remit Taxes. Harris and Lanier shall each remit or cause to be remitted any taxes due in respect of any tax for which it is required to file a Tax Return and shall be entitled to reimbursement for such payments only to the extent provided in Section 2.03.

                  2.03 Tax Sharing Obligations and Prior Agreements. (a) Other than liabilities dealt with elsewhere in this Agreement, Lanier shall be liable for and shall indemnify and hold the Harris Group harmless against (i) any tax liability of the Lanier Group for any Period After Distribution, (ii) any tax liability of the Lanier Group for both Fiscal Year 1999 and the taxable year or period that begins before and ends on or after the Date of Distribution in respect of the Period Before Distribution, both determined in accordance with the Harris Group's intergroup method of federal income tax allocation determined under sections 1.1502-33(d) and 1.1552-1 of the income tax regulations in a manner consistent with past practice, or any other allocation methodology for taxes other than Federal income tax in a manner consistent with past practice, (iii) any tax liability resulting from a Final

Determination with respect to an adjustment attributable to any member of the Lanier Group for any Period Before Distribution, and (iv) any amount determined to be Lanier's liability under Section 2.04. Lanier shall be entitled to any refund of or credit for taxes of the Lanier Group or amounts owed by Lanier or for which Lanier is responsible under this Section 2.03(a). Any liability for taxes under this Section 2.03(a) shall be measured by the Harris Group's actual liability for taxes after applying tax benefits otherwise available to the Harris Group other than tax benefits that the Harris Group in good faith determines would actually offset tax liabilities of the Harris Group in other taxable years or periods. Any right to refund under this Section 2.03(a) shall be measured by the actual refund or credit of the Harris Group attributable to the adjustment without regard to offsetting tax attributes or liabilities of the Harris Group.

                  (b) Other than liabilities dealt with elsewhere in this Agreement, Harris shall be liable for and shall hold the Lanier Group harmless against (i) any liability attributable to any member of the Harris Group for taxes regardless of whether attributable to a Period Before Distribution or a Period After Distribution, including any liability asserted against any member of the Lanier Group under the provisions of Treas. Regs. s. 1.1502-6(a) that impose several liability on members of an affiliated group of corporations that files consolidated returns, or similar provisions of any foreign, state or local law, in respect of taxes of any member of the Harris Group, and (ii) any amount determined to be Harris' liability under Section 2.04. Harris shall be entitled to any refund of or credit for taxes for any periods that are attributable to the Harris

Group or amounts owed by Harris or for which Harris is responsible under this
Section 2.03(b).

                  (c) Except as set forth in this Section 2.03 and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior tax sharing agreements or practices between any member of the Harris Group and any member of the Lanier Group shall be terminated with respect to the Lanier Group as of the Date of Distribution.

                  2.04 Restructuring Taxes; Other Taxes Relating to the Distribution. (a) Generally. Notwithstanding any other provision of this Agreement to the contrary, Lanier shall pay, and shall indemnify and hold harmless Harris and any member of the Harris Group from and against any and all Restructuring Taxes and any reasonable expenses (including, but not limited to, attorney's fees) incurred in defending any audit or examination with respect to Restructuring Taxes. In the event of a Final Determination that the Distribution failed to meet the requirements of Section 355 of the Code for nonrecognition of gain by Harris (other than a Final Determination that the Distribution failed to qualify for nonrecognition which determination would not have been made but for a Harris Tainting Act or a Lanier Tainting Act), the liability of Harris and Lanier for any Taxes arising from such Final Determination and any liability to shareholders arising from such Final Determination (together with any reasonable expense (including, but not limited to, attorney's fees) incurred in defending against any liability) shall be borne 50 percent by Harris and 50 percent by Lanier. If a Harris Tainting Act and a Lanier Tainting Act both contribute to such a Final Determination, any such taxes or liability (together with any reasonable expense (including, but not limited to, attorney's fees) incurred in defending against any liability) shall be borne 50 percent by Harris and 50 percent by Lanier.

                  (b) Indemnification for Lanier Tainting Acts. Lanier covenants that neither Lanier nor any member of the Lanier Group shall commit or be party to or the subject of any Lanier Tainting Act which would result in any tax or liability described in the following sentence and payable by Harris. To the extent that Harris would not have been liable for the following amounts but for a Lanier Tainting Act, Lanier shall pay, and shall indemnify and hold harmless Harris from and against, (i) any liability of Harris to any Taxing Authority, Harris shareholders or Lanier shareholders (together with any reasonable expenses (including, but not limited to, attorney's fees) incurred in defending against any such liability) resulting from a Final Determination that the Distribution failed to meet the requirements of Section 355 of the Code for nonrecognition of gain by Harris, including, without limitation, by reason of (x) any stock or securities of Lanier failing to qualify as "qualified property" within the meaning of Section 355(c)(2) of the Code or (y) the application of Section 355(e) of the Code to the Distribution, and (ii) any taxes and related expenses payable by Harris by reason of the receipt of such payment.

                  (c) Indemnification for Harris Tainting Acts. Harris covenants that neither Harris nor any member of the Harris Group shall commit or be party to or the subject of any Harris Tainting Act which would result in any tax or liability described in the following sentence and payable by Lanier. To the extent that Lanier would not have been liable for the following amounts but for a Harris Tainting Act, Harris shall pay, and shall indemnify and hold harmless

Lanier from and against, (i) any liability of Lanier to any Taxing Authority, Harris shareholders or Lanier shareholders (together with any reasonable expenses (including, but not limited to, attorney's fees) incurred in defending against any such liability) resulting from a Final Determination that the Distribution failed to meet the requirements of Section 355 of the Code for nonrecognition of gain by Harris, including, without limitation, by reason of
(x) any stock or securities of Lanier failing to qualify as "qualified property" within the meaning of Section 355(c)(2) of the Code or (y) the application of Section 355(e) of the Code to the Distribution, and (ii) any taxes and related expenses payable by Lanier by reason of the receipt of such payment.

                  2.05 Period that Includes the Date of Distribution. (a) To the extent permitted by law or administrative practice, the taxable year of the Lanier Group shall be treated as closing at the close of the Date of Distribution.

                  (b) If it is necessary for purposes of this Agreement to determine the income tax liability of any member of the Lanier Group for a taxable year that begins on or before and ends after the Date of the Distribution and is not treated under Section 2.05(a) as closing at the close of the Date of Distribution, the determination shall be made by assuming that such member of the Lanier Group had a taxable year that ended at the close of the Date of Distribution, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis.

                                  Article III

                    Carrybacks, Distributions and Elections

                  3.01 Carrybacks. Any member of the Lanier Group shall be entitled to carry back any net operating loss or other item from a Period After Distribution to a Period Before Distribution, except to the extent that Harris determines in good faith that such action will cause an actual increase in the taxes for which the Harris Group is responsible or will cause an actual reduction in the amount of any refund of taxes payable to the Harris Group. Any refund of taxes resulting from any such carryback by a member of the Lanier Group shall be payable to Lanier as provided in Section 2.03(a).

                  3.02 Distributions and Elections. (a) No member of the Lanier Group shall make any tax election, pay or cause to be paid any distribution from an Affiliate or take any other action that shall cause an actual increase in the taxes for which the Harris Group is responsible or will cause an actual reduction in the amount of any refund of taxes payable to the Harris Group.

                  (b) No member of the Harris Group shall make any tax election, pay or cause to be paid any distribution from an Affiliate or take any other action that shall cause an actual increase in the taxes for which the Lanier Group is responsible or will cause an actual reduction in the amount of any refund of taxes payable to the Lanier Group.


                                   Article IV

                                    Payments

                  4.01 Fiscal Year 2000 Stub Period and Fiscal Year 1999. (a) Harris shall determine and Lanier shall pay the final amount owed, if any, under clause (ii) of Section 2.03(a) for the Fiscal Year 2000 Stub Period as follows:

(i) within sixty (60) days from the Date of Distribution, Lanier shall provide Harris with a Federal and State tax package (except that standard items such as Internal Revenue Service Form 5471's, boycott information, FTC receipts and
Section 861 information may be provided within one hundred twenty (120) days from the Date of Distribution) in the normal Harris format of its Fiscal Year 2000 Stub Period operating and nonoperating tax and financial results in sufficient detail to enable Harris to compute Lanier's Fiscal Year 2000 Stub Period tax liability; (ii) Harris will calculate in accordance with the principles established in Section 2.03 and past practice an estimate of Lanier's Fiscal Year 2000 Stub Period tax liability, offsetting such liability by the amount, if any, determined to be owed to Lanier for Fiscal Year 1999 pursuant to Section 4.01(b), to the extent payment has not already been received by Lanier for such overpayment pursuant to Section 4.01(b), and submit the calculation to Lanier within thirty (30) days after the date on which the Federal and State tax package described in clause (i) of this Section 4.01(a) is provided to Harris; (iii) Lanier shall have the right to object in writing to such calculation on or before sixty (60) days after the date on which the Federal and State tax package described in clause (i) of this Section 4.01(a) is provided to Harris, on the grounds that there is substantial authority that such calculation is incorrect; provided that if Lanier so objects, (i) Harris and Lanier shall promptly submit the dispute to an independent accounting or law firm acceptable to both Harris and Lanier for prompt resolution, whose decision shall be final and binding on Harris and Lanier, and (ii) the party that such accounting or law firm determines has lost the dispute shall pay all of the fees and expenses incurred in connection with submitting such dispute; (iv) Lanier shall pay to Harris an amount equal to 80% of the amount determined in clause (ii) of this Section 4.01(a) by March 15, 2000; (v) a determination of the final amount owed, if any, under clause (ii) of this
Section 4.01(a) shall be made when the Harris Group's Fiscal Year 2000 Tax Returns are filed and shall be paid within thirty (30) days from the date Harris notifies Lanier of any additional amounts due together with interest at a rate equal to the Applicable Federal Rate from the date on which such Tax Return is filed. Similarly, any refund owed Lanier over the amount previously determined and paid under clause (ii) of this Section 4.01(a) shall be refunded by Harris within the same thirty (30) day period together with interest at a rate equal to the Applicable Federal Rate from the date on which Harris receives such refund; and (vi) any claims resulting from carrybacks, tax audits or Final Determination shall be handled in the same manner as provided in Articles V, VI, VII, and VIII.

                  (b) Harris shall determine and Lanier shall pay the final amount owed, if any, under clause (ii) of Section 2.03(a) for Fiscal Year 1999 as follows: (i) Lanier shall provide Harris with a Federal and State tax package, together with standard items such as Internal Revenue Service Form 5471's, boycott information, FTC receipts and Section 861 information in the normal Harris format and according to the normal Harris schedule of its Fiscal Year 1999 operating and nonoperating tax and financial results; (ii) Harris shall prepare and file those Tax Returns in respect of Fiscal Year 1999 that it is obligated to file pursuant to Section 2.01; (iii) Harris shall prepare a reconciliation of the amounts Lanier has paid either directly or indirectly through inter-company charges in respect of the Harris Fiscal Year 1999 consolidated federal

Tax Return or any other Tax Return in respect of Fiscal Year 1999 that Harris is required to file pursuant to Section 2.01 to the calculation of the Lanier Group's final liability for Fiscal Year 1999 to be determined from such Tax Returns in accordance with the principles established in Section 2.03(a) and past practice, and shall provide such reconciliation to Lanier within thirty
(30) days before the due date for filing the relevant Tax Return; (iv) Lanier shall have the right to object in writing to such reconciliation in accordance with the principles established in Section 4.01(a)(iii) within fifteen (15) days of delivery of the reconciliation; (v) if the reconciliation described in clause (iii) of this Section 4.01(b) indicates that Lanier owes Harris money, Lanier shall pay the balance to Harris within thirty (30) days of the delivery of such reconciliation together with interest at a rate equal to the Applicable Federal Rate from the date on which such Tax Return was filed. If the reconciliation shows that Harris owes Lanier money and Lanier's overpayment cannot be applied to Lanier's Fiscal Year 2000 Stub Period tax liabilities pursuant to Section 4.01(a)(ii), Harris shall pay such balance to Lanier within five (5) days of Harris' receipt of such balance from the relevant taxing authority to the extent that a refund is due from the relevant taxing authority (with no interest) and concurrently with delivery of the reconciliation to the extent that no refund is due from the relevant taxing authority (together with interest at a rate equal to the Applicable Federal Rate from the due date of the Tax Return); and (vi) any claims resulting from carrybacks, tax audits or Final Determination shall be handled in the same manner as provided in Articles V, VI, VII and VIII.

                  4.02 Other Payments. Other payments due to a party under
Section 2.03 shall be due not later than twenty (20) days after the receipt or crediting of a refund or the receipt of notice of a Final Determination that the indemnified party is liable for an indemnified cost, together with interest at a rate equal to the Applicable Federal Rate from the date on which the indemnifying party receives such receipt, credit or notice.

                  4.03 Notice. Harris and Lanier shall give each other prompt written notice of any payment that may be due under this Agreement.

                                   Article V

                                   Tax Audits

                  5.01 General. Except as provided in Sections 5.02 and 6.02, each of Lanier and Harris shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under
Section 2.01 (the "Controlling Party"). Except as provided in Section 5.03, the Controlling Party shall have the sole right to contest the audit or proceeding and to employ advisors of its choice.

                  5.02 Indemnified Claims in General. Harris or Lanier shall promptly notify the other in writing prior to the issuance of an actual notice of assessment by the relevant Taxing Authority (for example, if by the Internal Revenue Service, prior to the issuance of a Form 5701 Notice of Proposed Adjustment) of any proposed adjustment to a Tax Return that may result in liability of the other party (the "Indemnitor") under this Agreement. If the Indemnitor is not also the Controlling Party, the Controlling Party shall provide the Indemnitor with information about the nature and amounts of the proposed adjustments and shall permit the other party to participate in the proceeding at its own expense, provided, however, that the Controlling Party shall not be required to indemnify the Indemnitor if the Controlling Party fails to notify or provide such information to the Indemnitor, unless the Indemnitor is materially prejudiced thereby. The Indemnitor shall pay all reasonable expenses (including, but not limited to, legal and accounting fees) incurred by the Controlling Party in connection with the assessment or adjustment within seven
(7) days after a written request by the Controlling Party.

                  5.03 Certain Federal Income Tax Claims. (a) Any issues raised by the Internal Revenue Service ("IRS") in any tax inquiry, audit, examination, investigation, dispute, litigation or other proceeding which would result in federal income tax liability to the Indemnitor which in the aggregate would equal or exceed $1,000,000 in any taxable year are defined as a Claim (a "Claim"). Except as provided in Section 5.03(d) and notwithstanding any other provision of this Agreement that may be construed to the contrary, the Controlling Party agrees to contest any Claim and not to settle any Claim without prior written consent of the Indemnitor, provided that (i) the Controlling Party shall provide notice to Indemnitor pursuant to Section 5.02 of any Claim, (ii) within thirty (30) days after notice by the Controlling Party to the Indemnitor of a Claim is received by the Indemnitor, the Indemnitor shall request in writing that such Claim be contested, (iii) within thirty (30) days after notice by the Controlling Party to the Indemnitor of such Claim is received by the Indemnitor, the Indemnitor shall have provided an opinion of independent tax counsel, selected by the Indemnitor and reasonably acceptable to the Controlling Party, to the effect that it is more likely than not that a Final Determination will be substantially consistent with the Indemnitor's position relating to such

Claim, (iv) the Indemnitor agrees to pay on demand and pays all out-of-pocket costs, losses and expenses (including, but not limited to, legal and accounting fees) paid or incurred by the Controlling Party in connection with contesting such Claim, except for a Claim where the expenses are shared pursuant to
Section 2.04(a), and (v) the Controlling Party, after reasonable consultation with the Indemnitor, shall determine in its sole discretion the nature of all actions to be taken to contest such Claim, including (1) whether any action to contest such Claim shall initially be by way of judicial or administrative proceeding, or both, (2) whether any such Claim shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and (3) the court or other judicial body before which judicial action, if any, shall be commenced. To the extent the Indemnitor is not participating, the Controlling Party shall keep the Indemnitor and, upon request by the Indemnitor, its counsel informed as to the progress of the contest.

                  (b) If the Indemnitor requests that the Controlling Party accept a settlement of a Claim offered by the IRS and if such Claim may, in the reasonable discretion of the Controlling Party, be settled without prejudicing any claims the IRS may have with respect to matters other than the transactions contemplated by the Distribution Agreement, the Controlling Party shall either accept such settlement offer or agree with the Indemnitor that the Indemnitor's liability with respect to such Claim shall be limited to the lesser of (i) an amount calculated on the basis of such settlement offer plus interest owed to the IRS on the date of eventual payment or (ii) the amount calculated on the basis of a Final Determination.

                  (c) If the Controlling Party shall elect to pay the tax claimed and seek a refund, the Indemnitor shall lend sufficient funds on an interest-free basis to the Controlling Party, and with no net after-tax cost to the Controlling Party, to cover any applicable indemnity obligations of the Indemnitor. To the extent such refund claim is ultimately disallowed, the loan or portion thereof equal to the amount of the refund claim so disallowed shall be applied against the Indemnitor's obligation to make indemnity payments pursuant to this Agreement. To the extent such refund claim is allowed, the Controlling Party shall pay to the Indemnitor all amounts advanced to the Controlling Party with respect to the indemnity obligation within ten (10) days of the receipt of such refund (or if the Controlling Party would have received such refund but for the existence of a counterclaim or other claim not indemnified by the Indemnitor under this Agreement, within ten (10) days of the final resolution of the contest), plus an amount equal to any interest received (or that would have been received) from the IRS that is properly attributable to such amount.

                  (d) Except as provided below, the Controlling Party shall not settle a Claim that Indemnitor is entitled to require the Controlling Party to contest under Section 5.03(a) without the prior written consent of the Indemnitor. At any time, whether before or after commencing to take any action pursuant to this Section 5.03 with respect to any Claim, the Controlling Party may decline to take action with respect to such Claim and may settle such Claim without the prior written consent of the Indemnitor by notifying the Indemnitor in writing that the Indemnitor is released from its obligations to indemnify the Controlling Party with respect to such Claim (which notification shall release the

Indemnitor from such obligations except to the extent the Indemnitor has agreed in writing that it would be willing to have its liability calculated on the basis of a settlement offer, as provided in Section 5.03(b), at that point in the contest) and with respect to any Claim related to such Claim or based on the outcome of such Claim. If the Controlling Party settles any Claim or otherwise takes or declines to take any action pursuant to this paragraph, the Controlling Party shall pay to the Indemnitor any amounts paid or advanced by the Indemnitor with respect to such Claim (other than amounts payable by the Indemnitor in connection with a settlement offer pursuant to Section 5.03(b)), plus interest attributable to such amounts.

                                   Article VI

                                  Cooperation

                  6.01 General. Harris and Lanier shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement. Each party agrees to notify the other party in writing of any audit adjustments which do not result in tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries, for a Period After Distribution. Each party agrees to treat the Distribution for all income tax purposes as not causing the recognition of any gain or loss.

                  6.02 Cooperation With Respect to Tax Return Filings, Examinations and Tax Related Controversies.

                  (a) Harris' Obligations. In addition to any obligations imposed pursuant to the Distribution Agreement,

Harris and each other member of the Harris Group shall fully cooperate with Lanier and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return filed or required to be filed by or for any member of the Lanier Group for any taxable period beginning on or before the Distribution Date. Such cooperation shall include, but not be limited to, (x) the execution and delivery to Lanier by the appropriate Harris Group member of any power of attorney required to allow Lanier and its counsel to represent Harris or such other Harris Group member in any controversy which Lanier shall have the right to control pursuant to the terms of Section 5.01 of this Agreement, (y) making available to Lanier, during normal business hours, and within sixty (60) days of any written request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with any tax inquiry, audit, examination, investigation, dispute, litigation or any other matter, and
(z) use of its best efforts in defending Lanier's interests in any tax inquiry, audit, examination, investigation, dispute, litigation or any other matter for which Harris is the Controlling Party.

                  (b) Lanier's Obligations. Except as otherwise provided in this Article VI, Lanier shall fully cooperate with Harris and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return filed or required to be filed by or for any member of the Harris Group which includes Lanier or any other member of the Lanier Group. Such cooperation shall include, but not be limited to, (x) the execution and delivery to Harris by Lanier of any power of attorney required to allow Harris and its counsel to participate on behalf of Harris or other Harris Group members in any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding pursuant to the terms of and subject to the conditions set forth in Section 5.01 of this Agreement, (y) making available to Harris, during normal business hours, and within sixty (60) days of any written request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with any tax inquiry, audit, examination, investigation, dispute, litigation or any other matter, and (z) the use of its best efforts in defending Harris' interests in any tax inquiry, audit, examination, investigation, dispute, litigation or other matter for which Lanier is the Controlling Party.

                  (c) Remedy for Failure to Comply. If Lanier reasonably determines that Harris is not for any reason fulfilling its obligations under
Section 6.02(a), or if Harris reasonably determines that Lanier is not for any reason fulfilling its obligations under Section 6.02(b), then Harris or Lanier, as the case may be, shall have the right to appoint, at the expense of the other, an independent entity such as a nationally-recognized public accounting or law firm to assist the other in meeting its obligations under this Section
6.02. Such entity shall have complete access, during normal business hours to all books, records and information, and the complete cooperation of all officers and employees, of Harris or Lanier, as the case may be. The remedy provided in this Section 6.02(c) shall not be deemed exclusive.

                                  Article VII

                          Retention of Records; Access

                  The Harris Group and the Lanier Group shall (a) in accordance with their then current record retention policy, retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of taxes of the Harris Group or the Lanier Group for any Period Before Distribution or for the audit of such Tax Returns; and (b) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement. At any time after the Date of Distribution that the Lanier Group proposes to destroy such material or information, they shall first notify the Harris Group in writing and the Harris Group shall be entitled to receive such materials or information proposed to be destroyed.


                                  Article VIII

                                    Disputes

                  If Harris and Lanier cannot agree on any calculation of any liabilities under this Agreement, such calculation shall be made by any independent public accounting firm acceptable to both Harris and Lanier. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation shall be borne by the party that such independent public accounting firm determines has lost the dispute.

                                   Article IX

                           Termination of Liabilities

                  Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall not terminate any earlier than the expiration of the applicable statute of limitation for such liability. All other covenants under this Agreement shall survive indefinitely.


                                   Article X

                            Miscellaneous Provisions

                  Sections 7.3, 7.4, 7.6, 7.7, 7.8, 7.9, 7.10, 7.14, 7.16, 7.17
and 7.18 of the Distribution Agreement shall apply in relevant part to this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                          HARRIS CORPORATION

                                          By /s/ David S. Wasserman
                                             Name:   David S. Wasserman
                                             Title:  Vice President -
                                                     Treasurer

Witness: /s/ Scott T. Mikuen
         Name:Scott T. Mikuen

                                          LANIER WORLDWIDE, INC.

                                          By /s/ James A. MacLennan
                                             Name:   James A. MacLennan
                                             Title:  Executive Vice
                                                     President and Chief
                                                     Financial Officer

Witness: /s/ J. Michael Kelly
         Name:J. Michael Kelly